Exhibit 1.1

ARTICLES OF INCORPORATION

OF

LG DISPLAY CO., LTD.

Amended on August 11, 2000

Amended on March 21, 2001

Amended on March 19, 2004

Amended on May 4, 2004

Amended on June 23, 2004

Amended on March 23, 2005

Amended on February 28, 2007

Amended on February 29, 2008

Amended on March 13, 2009

Amended on March 12, 2010

Amended on March 11, 2011

Amended on March 8, 2013

CHAPTER I.        GENERAL PROVISIONS

Article 1.	(Trade Name)

The name of the company shall be “EL-GI DISPLAY CHUSIK HOESA” (hereinafter referred to as the “Company”), which shall be written in English as “LG Display Co., Ltd.”

Article 2.	(Objectives)

The objectives of the Company shall be as follows:

(1)	research, development, manufacturing, sales and marketing of displays and other related products utilizing the technologies, including, without limitation, thin-film transistor liquid crystal display (“TFT-LCD”), low-temperature poly-silicon liquid crystal display (“LTPS-LCD”) and organic light emitting display (“OLED”) technologies;

(2)	research, development, manufacturing, sales and marketing of products utilizing solar energy;

(3)	research, development, manufacturing, sales and marketing of certain components and equipments required for the development and manufacturing of the products and technologies described in the foregoing Paragraphs;

(4)	real estate transaction and lease business; and

(5)	any business and/or investment ancillary or incidental to the foregoing business.

Article 3.	(Location)

The Company shall have its principal office in Seoul, Korea, and may establish branch offices, sub-branch offices, and other offices and factories at places necessary by a resolution of the Board of Directors.

Article 4.	(Duration of Company)

The Company will continuously exist unless it is dissolved by a resolution of a General Meeting of Shareholders.

Article 5.	(Method of Public Notice)

Public notice by the Company shall be given by publication in “Maeil Business Newspaper” and “The Chosun Ilbo,” both daily newspapers of general circulation published in Seoul.

CHAPTER II.        SHARES

Article 6.	(Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be 500,000,000 shares.

Article 7.	(Face Value)

The face value per share to be issued by the Company is 5,000 Won.

Article 8.	(Types of Share Certificates)

The share certificates of the Company shall be issued in the following eight (8) denominations: one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000), and ten thousand (10,000) shares.

Article 9.	(Classes of Shares)

All shares to be issued by the Company shall be common shares in non-bearer form and preferred shares in non-bearer form.

Article 9-2.	(Number and Characteristics of Preferred Shares)

(1)	Preferred shares to be issued by the Company shall be non-voting and the number thereof shall be 40,000,000.

(2)	The dividend on a preferred share shall be not less than one percent (1%) per annum but not more than ten percent (10%) per annum of the par value of the share as determined by the Board of Directors at the time of issuance.

(3)	In case the dividend ratio of the common shares exceeds that of the preferred shares, the additional dividend on preferred shares shall be declared by participating in distribution of dividend at same ratio of dividend on common shares with respect to such excess, at the time of distribution of dividend on common shares.

(4)	If dividends on preferred shares for a fiscal year are not paid as prescribed above, such unpaid and accumulated amount shall be preferentially paid to the holders of preferred shares at the time of distribution of dividends for the following fiscal year.

(5)	Preferred shares may be issued, by a resolution of the Board of Directors at the time of issuance, as convertible to common shares (“convertible preferred shares”). The conversion price shall be determined by the Board of Directors at the time of issuance, and shall not be lower than the par value of the shares nor higher than the issue price of the convertible preferred shares. If a conversion period or a duration of the convertible preferred shares (upon expiration of which convertible preferred shares are automatically converted) is to be set, such period or duration shall be determined by the Board of Directors at the time of issuance, and shall end within one (1) to ten (10) years from the issuance of the convertible preferred shares. With respect to the dividends on the shares issued upon conversion of the convertible preferred shares, the provisions of Article 11 and Article 43-2, Paragraph (4) shall apply mutatis mutandis.

(6)	Preferred shares may be issued, by a resolution of the Board of Directors at the time of issuance, as redeemable within certain period of time with earnings (“redeemable preferred shares”). The redemption period shall be determined by the Board of Directors at the time of issuance and shall end within one (1) to ten (10) years from the issuance of the redeemable preferred shares. The Board of Directors shall determine the redemption price and the method of redemption, the source of which shall be earnings.

(7)	Preferred shares may be issued, by a resolution of the Board of Directors at the time of issuance, with any or all of the features set forth above in Paragraphs (5) and (6).

(8)	If the resolution not to pay the prescribed dividends on preferred shares is adopted at a General Meeting of Shareholders, the preferred shares shall have voting rights, starting with the first General Meeting of Shareholders following the General Meeting of Shareholders at which the resolution not to pay dividends on preferred shares was adopted, until the end of a General Meeting of Shareholders at which a resolution to pay dividends for such preferred shares is adopted.

(9)	In case the Company issues new shares by rights issue or bonus issue, then the new shares issued with respect to the preferred shares shall be common shares in the case of rights issues and shall be the shares of the same class in the case of bonus issues.

Article 10.	(Preemptive Rights)

(1)	The Company may issue additional shares with the resolution of the Board of Directors setting forth the detailed terms of the issue within the authorized share capital.

(2)	The Company’s shareholders shall have preemptive rights to subscribe to new shares in proportion to their respective shareholding ratios; provided that the names and addresses of such shareholders shall be registered in the Register of Shareholders as of the date designated by the Company in the public notice made two (2) weeks prior thereto.

(3)	Notwithstanding Paragraph (2) above, the Company may allocate new shares to persons other than existing shareholders of the Company by a resolution of the Board of Directors in any of the following cases, provided that the aggregate number of shares issued pursuant to items 1 through 7 below shall not exceed 20% of the total number of issued and outstanding shares:

1.	Where the Company invites or cause underwriters to invite subscriptions for new shares;

2.	Where the Company issues new shares through a method of general public offering under Article 165-6 of the Financial Investment Services and Capital Market Act (the “Capital Market Act”);

3.	Where the Company allocates new shares to any member of its Employee Stockownership Association pursuant to Article 165-7 of the Capital Market Act or pursuant to the Employee Welfare Basic Act;

4.	Where the Company issues new shares by exercise of stock options under Article 340-2 of the Commercial Code;

5.	Where the Company issues new shares for the issuance of a depositary receipt (DR) under Article 165-16 of the Capital Market Act;

6.	Where the Company issues new shares to corporations, institutional investors or domestic or overseas financial institutions, etc. for the achievement of the company’s operational objectives, such as improvement of financial structure, etc.; or

7.	Where the Company issues new shares for the purpose of drawing foreign investment, when it deems necessary for its management; or

8.	Where the Company issues new shares through a public offering or cause underwriters to underwrite the new shares and/or DR for the purpose of initial listing on the Korea Exchange and/or the New York Stock Exchange.

(4)	If shares are not subscribed for as the result of a shareholder waiving or losing his/her pre-emptive right, or if fractional shares result from the allocation of new shares, such shares shall be disposed of in accordance with a resolution of the Board of Directors.

(5)	The recipient of the new shares shall become a shareholder of the Company the succeeding day of the payment date.

Article 10-2	(Stock Options)

(1)	The Company may grant stock options to its officers and employees (including the officers and employees of its affiliated company as defined in Article 542-3, Paragraph (1) of the Commercial Code; the same shall apply hereinafter) by a special resolution of the General Meeting of Shareholders pursuant to Article 340-2 of the Commercial Code, to the extent of not more than 15% of the total number of issued and outstanding shares; provided, however, that the Company may grant stock options to its officers and employees by a resolution of the Board of Directors to the extent of not more than 1% of the total number of issued and outstanding shares in accordance with the relevant laws and regulations. In this case, the shareholders or the Board of Directors may resolve to grant performance-linked stock options, linked with the Company’s performance or market index.

(2)	The officers and employees, who have contributed, or have the capacity to contribute, to the establishment, management, overseas sales or technical improvement of the Company, may be granted stock options; provided, however, that those who are prohibited from being granted stock options under the applicable law and regulation may not be granted stock options.

(3)	The shares to be issued by the Company to its officers or employees by the exercise of their stock options (which shall refer to the shares being the basis for calculation in case the Company pays the difference, either in cash or shares, between the exercise price of stock options and the market price) shall be common shares in non-bearer form.

(4)	The terms and conditions, including features, exercise price, etc., of stock options shall be determined by a special resolution of the General Meeting of Shareholders or a resolution of the Board of Directors, pursuant to the applicable law and these Articles of Incorporation. The matters that are not set out to be decided by a resolution of the General Meeting of Shareholders or the Board of Directors under the applicable law or these Articles of Incorporation may be determined by the Board of Directors or a committee designated by the Board of Directors.

(5)	Stock options may be exercised after at least 3 years, but not more than the number of years set by the relevant resolution of the General Meeting of Shareholders or the Board of Directors within 7 years, have elapsed from the date of the relevant resolution of the General Meeting of Shareholders or the Board of Directors. Any person with a stock option may exercise such stock option only if he/she has served the Company for at least two (2) years from the date of the relevant resolution of the General Meeting of Shareholders or the Board of Directors, unless otherwise specified in the relevant law.

(6)	With respect to distribution of dividends for shares issued upon the exercise of stock options, Article 11 and Article 43-2, Paragraph (4) shall apply mutatis mutandis.

(7)	The Company may cancel the grant of stock options by a resolution of the Board of Directors in any of the following cases:

1.	Where an officer/employee of the Company voluntarily retires or resigns from his/her office after being granted stock options;

2.	Where an officer/employee of the Company incurs substantial damages to the Company due to his/her willful misconduct or negligence;

3.	Where the Company cannot respond to the exercise of an officer/employee’s stock options due to the Company’s liquidation or dissolution; or

4.	Where any cause for cancellation set forth in the stock option agreement occurs.

Article 11.	(Record Date for Dividends on New Shares)

In case the Company issues new shares through rights issues, bonus issues or stock dividends, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued for purposes of distribution of annual dividends for such new shares.

Article 12.	(Suspension of Alteration of Register of Shareholders and Record Date)

(1)	The Company shall suspend entry of any alterations into its register of shareholders with respect to shareholders’ rights from January 1 to January 15 of each year.

(2)	The Company shall allow the shareholders who are registered in its register of shareholders as of December 31 of each year, to exercise their rights at an ordinary General Meeting of Shareholders held concerning the relevant fiscal year.

(3)	When convening an extraordinary General Meeting of Shareholders or in any other necessary cases, in order to determine the person who shall exercise the right as shareholder, the Company may suspend entry of any alteration in the register of shareholders for a period not exceeding three (3) months as determined by a resolution of the Board of Directors or it may deem any shareholder whose name appears in the register of shareholders on a specified date, as determined by a resolution of the Board of Directors, to be the shareholder who shall be entitled to exercise such rights. The Company should give public notice thereof two weeks in advance.

Article 13.	(Transfer Agent)

(1)	The Company shall retain a transfer agent for shares.

(2)	The transfer agent, the location where its services are rendered and the scope of a transfer agent’s duties shall be determined by a resolution of the Board of Directors of the Company and shall be publicly notified.

(3)	The Company shall keep the shareholders registry, or a duplicate thereof, at a location where a transfer agent renders its services. In addition, the Company shall cause the transfer agent to handle activities such as making entries into its shareholders registry, registering the creation and cancellation of pledges over shares, indicating or canceling trust assets, issuing share certificates, receiving reports filed, and other related businesses.

(4)	Those activities of a transfer agent set forth in Paragraph (3) above shall be performed in accordance with the Regulations for Securities Agency Business of the Transfer Agent.

Article 14.	(Report of Name, Address and Seal or Signatures of Shareholders and Others)

(1)	Shareholders and registered pledgees shall report their names, addresses and seals or signatures to a transfer agent prescribed by Article 13 herein.

(2)	Shareholders and registered pledgees who reside in a foreign country shall report their appointed agents and their addresses in Korea to whom notices are to be sent.

(3)	The above provisions shall also apply to changes in any item mentioned in Paragraphs (1) and (2).

Article 15.	[Deleted]

CHAPTER II-2.        BONDS

Article 15-2.	(Issuance of Convertible Bonds)

(1)	The Company may issue convertible bonds to persons other than its shareholders by a resolution of the Board of Directors in any of the following cases, to the extent that the aggregate par value amount of the convertible bonds (plus any previously issued and outstanding convertible bonds and bonds with warrants) does not exceed two trillion five hundred billion Won (2.5 trillion Won):

1.	Where the Company issues convertible bonds through a general public offering;

2.	Where the Company issues convertible bonds for the purpose of drawing foreign investment, when it deems necessary for its management;

3.	Where the Company issues convertible bonds to a domestic or overseas financial institution for an urgent need for funds; or

4.	Where the Company issues convertible bonds in foreign countries in accordance with Article 165-16 of the Capital Market Act.

(2)	The convertible bonds referred to in Paragraph (1) above may be issued by the Board of Directors with partial conversion rights under which the right of the bondholders to demand conversion may be limited to a certain percentage of the total amount of convertible bonds.

(3)	The classes of shares to be issued upon conversion shall be common shares. The conversion price shall not be lower than the par value of the Company’s shares as determined by the Board of Directors at the time of issuance of the relevant convertible bonds.

(4)	The period during which conversion may be requested shall be from the date one (1) month after the date of issuance of the relevant convertible bonds to the date one day prior to the redemption date of the bonds; provided, that the Board of Directors may, by its resolution, adjust the exercise period for convertible bonds within the above period.

(5)	With respect to the dividends on the shares to be issued upon conversion, Article 11 and Article 43-2, Paragraph (4) shall apply mutatis mutandis.

Article 15-3.	(Issuance of Bonds with Warrants)

(1)	The Company may issue bonds with warrant to persons other than its shareholders by a resolution of the Board of Directors in any of the following cases, to the extent that the aggregate par value amount of the bonds with warrant (plus any previously issued and outstanding convertible bonds and bonds with warrants) does not exceed two trillion five hundred billion Won (2.5 trillion Won):

1.	Where the Company issues bonds with warrant through a general public offering;

2.	Where the Company issues bonds with warrant for the purpose of drawing foreign investment, when it deems necessary for its management;

3.	Where the Company issues bonds with warrant to a domestic or overseas financial institution for an urgent need for funds; or

4.	Where the Company issues bonds with warrant in foreign countries in accordance with Article 165-16 of the Capital Market Act.

(2)	The aggregate price of new shares which may be subscribed for by the holders of warrants shall be determined by the Board of Directors, but shall not exceed the aggregate par value of the bonds with warrants.

(3)	The classes of shares to be issued upon exercise of warrant shall be common shares. The exercise price shall not be lower than the par value of the Company’s shares as determined by the Board of Directors at the time of issuance of the relevant bonds with warrant.

(4)	The period during which warrant may be exercised shall be from the date one (1) month after the date of issuance of the relevant bonds with warrant to the date one day prior to the redemption date of the bonds; provided, that the Board of Directors may, by its resolution, adjust the exercise period for bonds with warrant within the above period.

(5)	With respect to the dividends on the shares to be issued upon exercise of warrant, Article 11 and Article 43-2, Paragraph (4) shall apply mutatis mutandis.

Article 15-4.	(Provisions Applicable to Bond Issuance)

Articles 13 and 14 shall apply mutatis mutandis to issuance of bonds.

CHAPTER III.        GENERAL MEETINGS OF SHAREHOLDERS

Article 16.	(Time for convening of General Meetings of Shareholders)

(1)	General Meetings of the Shareholders of the Company shall be of two kinds: ordinary and extraordinary.

(2)	Ordinary General Meetings of Shareholders shall be held within three (3) months after the end of each fiscal year and Extraordinary General Meetings of Shareholders may be convened whenever deemed necessary.

Article 17.	(Convening of General Meetings of Shareholders)

(1)	Unless otherwise provided for in the relevant laws and regulations, a General Meeting of Shareholders shall be convened by the Company’s Representative Director pursuant to a resolution of the Board of Directors. On the occurrence of a vacancy or absence of the Representative Director, Article 29, Paragraph (3) hereof shall apply, mutatis mutandis.

(2)	A General Meeting of Shareholders may be held at the head office of the Company, Paju plant or at any other place as designated by the Board of Directors.

(3)	A notice for convening a General Meeting of Shareholders, which sets forth the time, date, place and agenda of the meeting, shall be sent to each shareholder, either in a written or an electronic form, at least two (2) weeks prior to the date of the meeting.

(4)	A notice to shareholders holding not more than one percent of the total number of issued and outstanding shares with voting rights may be replaced by public notices made two weeks prior to the General Meeting of Shareholders, either made at least twice in the “Maeil Business Newspaper” and “The Chosun Ilbo”, both published in Seoul, or in the electronic disclosure system operated by the Financial Supervisory Service or the Korea Exchange. The public notice of a meeting shall include a statement that the General Meeting of Shareholders will be held and the venue, date and the agenda of such meeting.

Article 18.	(Chairman of Meeting)

The Representative Director or a Director designated by the Representative Director shall serve as Chairman of the General Meeting of Shareholders. On the occurrence of a vacancy or absence of the Representative Director, Article 29, Paragraph (3) hereof shall apply, mutatis mutandis.

Article 18-2.	(Maintenance of Order by the Chairman)

(1)	The chairman of a General Meeting of Shareholders may order persons who intentionally speak or behave obstructively or who disturb the proceedings of the meeting to stop a speech or to leave the place of the meeting.

(2)	The chairman of a General Meeting of Shareholders may restrict the time and number of speeches of a shareholder as deemed necessary for the purpose of efficient progress in the proceeding of the meeting.

Article 19.	(Method of Resolution)

Except as otherwise provided in the applicable laws and the Articles of Incorporation of the Company, all resolutions of a General Meeting of Shareholders shall be adopted by the affirmative votes of the majority of shareholders present at the meeting; provided that, such votes shall represent at least one fourth (1/4) of total number of issued and outstanding shares of the Company.

Article 20.	(Exercise of Voting Rights)

(1)	Each share shall have one (1) voting right.

(2)	A shareholder may exercise his/her vote through a proxy. In this case, the proxy holder shall file with the Company document evidencing authority to act as a proxy no later than the beginning of the General Meeting of Shareholders.

(3)	The Company shall not adopt the cumulative voting system provided under Article 382-2 of the Commercial Code.

Article 21.	(Restrictions on the Exercise of Voting Rights by Cross Ownership)

If the Company, its parent company and subsidiaries, or any of its subsidiaries hold shares exceeding one-tenth (1/10) of the total number of issued shares of another company, such other company may not exercise any voting rights with respect to the shares of the Company which it holds.

Article 22.	(Split Exercise of Votes)

(1)	A shareholder, holding two (2) or more votes, who wishes to split his/her votes, shall notify the Company to that effect and the reasons thereof by writing no later than the third day preceding the date set for the General Meeting of Shareholders.

(2)	The Company may refuse to allow the shareholder to split his/her votes unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of some other person.

Article 23.	(Minutes of the Meeting)

The substance of the course of the proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes and shall be kept at the head office and branches of the Company, after being affixed with the names and seal impressions or signatures of the chairman of the General Meeting of Shareholders as well as the Directors present.

Article 24.	[Deleted]

CHAPTER IV.        DIRECTORS AND BOARD OF DIRECTORS

Article 25.	(General Authority)

Except as otherwise required by mandatory provisions of Korean law, the responsibility for the management, direction and control of the Company will be vested in the Board of Directors of the Company.

Article 26.	(Number of Directors)

The Company shall have at least five (5) and up to seven (7) Directors, more than half of whom must be outside1 Directors.

Article 27.	(Election of Directors)

(1)	Directors shall be elected at a General Meeting of Shareholders of the Company.

(2)	A resolution for the election of Directors shall be adopted by the affirmative votes of the majority of the shareholders present; provided, that, such votes shall represent at least one-fourths (1/4) of the total number of issued and outstanding shares.

Article 27-2.	(Nomination of Candidates for Outside Directors)

(1)	The Company’s Outside Director Nomination Committee shall recommend candidates for outside Directors, from those who are qualified under the Korean Commercial Code (“KCC”) and other applicable provisions.

(2)	Any details concerning the nomination of candidates for outside Directors and deliberation on requirements of such candidates shall be determined by the Company’s Outside Director Nomination Committee.

Article 28.	(Terms of Directors)

Starting from the appointment, the term of office of Directors shall not exceed the close of the ordinary General Meeting of Shareholders that is convened for the period for the settlement of accounts for the third (3rd) year from the appointment.

Article 29.	(Appointment of Representative Director and Duties)

(1)	The Representative Director of the Company shall be appointed by a resolution of the Board of Directors’ meeting and the Representative Director shall represent the Company and manage all matters of the Company.

[1]

The term “Outside Director” used throughout the AOI has the meaning given by the Capital Market Act of Korea. The qualifications required of an “independent director” by the NYSE listing codes do not have to be set forth in word in the AOI, as long as a person(s) with such qualifications sits on the board.

(2)	If two (2) or more Representative Directors are appointed, each shall represent the Company.

(3)	On the occurrence of a vacancy or absence of the Representative Director, the person authorized in such order of priority as determined by the Regulations of the Board of Directors or the person separately determined by the Board of Directors shall perform his/her duties.

Article 30.	(Meetings of the Board of Directors)

(1)	Meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors or the person designated by the Regulation of the Board of Directors.

(2)	Meetings of the Board of Directors shall be convened no less frequently than on a quarterly basis. The persons entitled to convene a Meeting of the Board of Directors shall decide the meeting date and send a notice thereof to the Directors in writing, through electronic communication or orally at least twelve(12) hours prior to such meeting; provided that, when the consent of all the Directors has been obtained, a meeting of the Board of Directors may be held anytime without conforming to these procedures.

(3)	Meetings of the Board of Directors may be conducted in the English language and shall be translated into the Korean language by an interpreter, if necessary.

(4)	The Chairman of the Board of Directors shall be elected by the Board of Directors.

(5)	Meetings of the Board of Directors shall be held in Korea, unless otherwise determined by the Board of Directors.

Article 31.	(Resolutions of the Board of Directors)

(1)	The quorum for the Meeting of the Board of Directors of the Company shall require the presence of the majority of Directors in office.

(2)	Resolutions of a meeting of the Board of Directors shall be adopted by the affirmative votes of a majority of the Directors present.

(3)	The Board of Directors may allow all or part of the Directors in office to exercise his/her and/or their voting rights by telecommunication means through which they may transmit and receive visual images and voices at the same time without attending a meeting of the Board of Directors in person. In such case, the concerned Director(s) shall be deemed as having attended the meeting of the Board of Directors in person.

(4)	Each member of the Board of Directors shall have one (1) voting right; provided, however, that any person who has special interests concerning a resolution of the Board of Directors may not exercise his/her voting right.

Article 32.	(Filling of Vacancy)

(1)	Any vacancy in the office of Director shall be filled by resolution of a General Meeting of Shareholders; provided, however, that if the number of Directors required by Article 26 hereof is met and there is no difficulty in the administration of business, the vacancy may be left un-filled.

(2)	In case where the number of outside Directors required by Article 26 hereof is not met for reasons of resignation, death, etc., the vacancy should be filled at the first General Meeting of Shareholders to be convened after occurrence of such reason.

Article 33.	(Minutes of the Board of Directors’ Meeting)

(1)	The proceedings of a Board of Directors’ meeting shall be recorded in the minutes.

(2)	The minutes shall set forth the agenda, the course of the proceedings and the results thereof, the opposing person(s) and the reasons for such opposition, and the chairman and all Directors present shall affix their names and seals or signatures to the minutes. The minutes shall be kept in the head office of the Company.

Article 34.	(Committees)

(1)	The Company shall establish following committees within the Board of Directors.

1.	Audit Committee

2.	Outside Director Nomination Committee

3.	Other committees as deemed necessary by the Board of Directors

(2)	Details on composition, power and operation of each committee shall be determined by a resolution of the Board of Directors.

(3)	Articles 30 (2), 31 and 33 shall apply mutatis mutandis in respect of the foregoing committees.

Article 35.	(Remuneration and Severance Pay of Directors)

(1)	The total amount of remuneration for the Directors shall be determined by a resolution of the General Meeting of Shareholders.

(2)	The severance pay for the Directors shall be made in accordance with the Regulations of Severance Payment to Directors as separately determined by a resolution of the General Meeting of Shareholders.

Article 36.	[Deleted]

CHAPTER IV-II.        AUDIT COMMITTEE

Article 36-2.	(Composition of Audit Committee)

(1)	The Company shall have an Audit Committee in lieu of the statutory auditors in accordance with Article 34 hereof.

(2)	The Audit Committee shall consist of three (3) outside Directors.

(3)	When the shareholders appoint a member of the Audit Committee at a General Meeting of Shareholders, any shareholder who holds more than 3% of the total number of voting shares issued by the Company shall not exercise the voting rights of the shares in excess thereof.

(4)	The Audit Committee shall appoint, by its resolution, a person to represent the committee.

Article 36-3.	(Duties of Audit Committee)

(1)	The Audit Committee shall examine the accounts and businesses of the Company.

(2)	The Audit Committee may request the Board of Directors to convene an extraordinary General Meeting of Shareholders by submitting documents stating the agenda and reasons for such convocation.

(3)	The Audit Committee may request the Company’s subsidiary to report the details of the operation, if deemed necessary for performance of its duties. In such a case, if the subsidiary fails to immediately report the details or if it is necessary to confirm the contents of the report, the Audit Committee may investigate the subsidiary’s business operation and financial status.

(4)	The Audit Committee shall dispose any matters delegated by the Board of Directors, as provided in the Audit Committee Charter resolved by the Board of Directors, other than those set forth in Paragraphs (1) through (3) above.

Article 36-4.	(Auditor’s Records)

The Audit Committee shall prepare an auditor’s record with respect to auditing and shall record the substance and results of the audit in the auditors’ record, on which the names and seals or signatures of the members of the Audit Committee who have performed such audit shall be affixed.

CHAPTER V.        ACCOUNTING

Article 37.	(Fiscal Year)

The fiscal year of the Company shall commence on January 1 of each year and end on December 31 (of the same year).

Article 38.	[Deleted]

Article 39.	[Deleted]

Article 40.	[Deleted]

Article 41.	(Preparation and Maintenance of Financial Statements and Business Report)

(1)	The Representative Director shall prepare the following documents, supplementary documents thereto and the business report, and submit such documents to the Audit Committee for audit six (6) weeks prior to the day set for the ordinary General Meeting of Shareholders. The Representative Director, or if the Company has Joint Representative Directors, the Chief Executive Officer and Joint Representative Director, shall submit the following documents and the business report to the ordinary General Meeting of Shareholders for approval:

1.	Balance sheet;

2.	Profit and loss statement; and

3.	Other documents prescribed by the Enforcement Decree of the KCC that present the Company’s financial position and business performance.

(2)	If the Company is required to prepare consolidated financial statements under the Enforcement Decree of the KCC, the documents under Paragraph (1) above shall include those prepared on a consolidated basis, respectively.

(3)	The Audit Committee shall submit the auditors’ report to all Directors one (1) week prior to the day set for the ordinary General Meeting of Shareholders.

(4)	The Representative Director shall keep on file, from one (1) week before the day set for the ordinary General Meeting of Shareholders, the documents described in Paragraph (1) above and supplementary documents together with the business report and the auditors’ report at the head office of the Company for five (5) years and certified copies of all of such documents at the branches of the Company for three (3) years.

(5)	The Representative Director shall give public notice of the balance sheet and the external auditors’ opinion immediately after the documents referred to in Paragraph (1) above have been approved at the General Meeting of Shareholders.

Article 41-2.	(Appointment of Independent Certified Public Accountant)

The Company shall appoint an independent certified public accountant after obtaining an approval of the Company’s Audit Committee, and shall report such to the first ordinary General Meeting of Shareholders to be convened after such appointment.

Article 42	(Appropriation of Earnings)

The Company shall dispose of the unappropriated retained earnings as of the end of each fiscal year as follows:

1.	Legal reserve;

2.	Other statutory reserves;

3.	Dividends;

4.	Discretionary reserve; and

5.	Other appropriation of retained earnings.

Article 42-2.	(Redemption of Shares)

(1)	The Company may redeem the shares of the Company within the limit of profit to be paid to its shareholders as dividends by a resolution of the Board of Directors.

(2)	In the case of the redemption of shares under the provision in Paragraph (1) above, the Board of Directors shall determine the following matters:

1.	Class and total number of shares subject to redemption;

2.	Total value of shares to be acquired for redemption; and

3.	Period during which the shares will be acquired. In any case, the period shall end before the date of the first ordinary General Meeting of Shareholders after the relevant resolution of the Board of Directors.

(3)	In the case where the Company acquires treasury shares for redemption under the provision in Paragraph (1) above, the acquisition shall be subject to the following standards:

1.	The Company shall follow the methods under the Article 165-2, Paragraph (2) of the Capital Market Act. If the acquisition is made in accordance with the method under Item 1 of the same provision, the acquisition period and the method thereof shall meet the standards set forth in the Presidential Decree under the Capital Market Act;

2.	The amount of the acquisition for redemption shall not be more than the amount determined by the Presidential Decree under the Capital Market Act within the limit of distributable income under Article 462, Paragraph (1) of the Commercial Code at the end of the relevant fiscal year.

(4)	In the case where the Company redeemed its shares in accordance with the provision in Paragraph (1) above, the Company shall report the matters set forth in Paragraph (2) above and the purpose of the redemption at the first ordinary General Meeting of Shareholders after the relevant resolution of the Board of Directors.

Article 43.	(Dividends)

(1)	Dividends may be paid in either cash or shares.

(2)	In case dividends are distributed in shares, if the Company has issued several classes of shares, such distribution may be made through shares of different classes by a resolution of a General Meeting of Shareholders.

(3)	Dividends in Paragraph (1) above shall be paid to the shareholders or pledgees registered in the shareholders registry of the Company as of the end of each fiscal year.

Article 43-2.	(Interim Dividends)

(1)	The Company may pay interim dividends in accordance with Article 462-3 of the Commercial Code to its shareholders who are registered in the shareholder’s registry as of 00:00 a.m. on July 1 of the relevant fiscal year. Such interim dividends shall be made in cash.

(2)	The interim dividends mentioned in Paragraph (1) above shall be decided by a resolution of the Board of Directors, which resolution shall be made within forty-five (45) days from the date mentioned in Paragraph (1) above.

(3)	The maximum amount to be paid as interim dividends shall be calculated by deducting the following amounts from the net asset amounts recorded in the balance sheet of the fiscal year immediately prior to the fiscal year concerned:

1.	Paid in capital of the company for the fiscal year immediately prior to the fiscal year concerned;

2.	The aggregate amount of capital reserves and legal reserves which had been accumulated up until the fiscal year immediately prior to the fiscal year concerned;

3.	The amount which was resolved to be distributed as dividends at an ordinary General Meeting of Shareholders of the fiscal year immediately prior to the fiscal year concerned;

4.	Voluntary reserves which had been accumulated for specific purposes in accordance with the relevant provisions of the Articles of Incorporation or by resolution of the General Meetings of Shareholders until the fiscal year immediately prior to the fiscal year concerned;

5.	Aggregate earned surplus reserves to be accumulated for the fiscal year concerned as a result of the interim dividends; and

(4)	If the Company has issued new shares (including those shares issued by way of conversion of reserves into capital stock, stock dividends, request of conversion of convertible bonds or exercise of warrants) prior to the date set forth in Paragraph (1) above, but after the commencement date of the fiscal year concerned, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year concerned for the purpose of interim dividends.

(5)	When distributing interim dividends, the same dividend ratio as that of the common shares of the Company shall be applied to the preferred shares.

Article 44.	(Prescription Period for Claim for Payment of Dividends)

(1)	The right to dividends shall be extinguished by prescription if the right is not exercised for five (5) years.

(2)	After the expiration of the prescription period set forth in Paragraph (1), unclaimed dividends shall revert to the Company.

ADDENDA

1. These Articles of Incorporation shall be effective from June 23, 2004, except for the Article 17, Paragraph (4), Article 41, Paragraph (2), Article 42-2, Article 43-2 which shall be effective upon the shares of the Company being listed on the Korea Exchange.

2. Notwithstanding Addudum 1. above, the Company shall satisfy the requirements under latter part of Article 26, Article 34 and Chapter IV-II of these amended Articles of Incorporation by the close of the first Annual (Ordinary) General Meeting of Shareholders to be convened after the amendment of these Articles of Incorporation. Until the composition of the Audit Committee under these amended Articles of Incorporation, the Company shall have at least one (1) statutory auditor and the current statutory auditor(s) of the Company shall have the same duty and rights as the statutory auditor(s) pursuant to the Commercial Code and the Articles of Incorporation prior to the amendment.

3. The outside Directors to be elected until the close of the first Annual (Ordinary) General Meeting of Shareholders to be convened after the amendment of these Articles of Incorporation, shall be deemed to have been nominated by the Outside Director Nomination and Corporate Governance Committee pursuant to Article 27-2; provided, however, that the outside Directors shall be nominated by the Outside Director Nomination and Corporate Governance Committee once such Committee has been composed of even before the close of such General Meeting of Shareholders.

ADDENDA (as of March 23, 2005)

These Articles of Incorporation shall be effective from March 23, 2005.

ADDENDA (as of February 28, 2007)

These Articles of Incorporation shall be effective from February 28, 2007.

ADDENDA (as of February 29, 2008)

These Articles of Incorporation shall be effective from March 3, 2008.

ADDENDA (as of March 13, 2009)

These Articles of Incorporation shall be effective from March 13, 2009.

ADDENDA (as of March 12, 2010)

These Articles of Incorporation shall be effective from March 12, 2010.

ADDENDA (as of March 11, 2011)

These Articles of Incorporation shall be effective from March 11, 2011.

ADDENDA (as of March 8, 2013)

These Articles of Incorporation shall be effective from March 8, 2013.